Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in PPL Energy Supply, LLC’s Registration Statement on Form S-3 No. 333-158200-02 of our report dated February 25, 2010, with respect to the consolidated financial statements of PPL Energy Supply, LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 25, 2010